MORGENSTERN,SVOBODA & BAER, CPA’s,
CERTIFIED PUBLIC ACCOUNTANTS
40 Exchange Place, Suite 1820
New York, NY 10005
TEL: (212) 925-9490
FAX: (212) 226-9134
E-MAIL: MSBCPAS@gmail.COM

The Board of Directors
Universal Travel Group.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-3 for Universal Travel Group of our report dated March 3, relating to the financial statements of Universal Travel Group. as of December 31, 2008, 2007  and March 31, 2009,  and the related statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2008 and for three months ended March 31, 2009, which appears in such Registration Statement. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

Respectfully submitted,

/s/ Morgenstern, Sv
New York, N.Y.
November 2, 2009